EXHIBIT 99.3

                         Rayovac Commences Tender Offer
                for United Industries Corporation's 9 7/8% Notes

ATLANTA, Jan.5, 2005 - Rayovac Corp. (NYSE:ROV), a global consumer products company with a diverse portfolio of world-class brands, announced today that in connection with its previously announced agreement to acquire United Industries Corporation, it has commenced an offer to purchase for cash all $231.9 million principal amount of 9 7/8% Series D Senior Subordinated Notes due 2009 issued by United Industries. Rayovac is also soliciting consents from the holders of the notes to approve certain amendments to the indenture under which the notes were issued. The tender offer is contingent on, among other things, the receipt of consents necessary to approve such amendments to the indenture governing the notes, the closing of the acquisition of United Industries and the closing of the required financing. The source of funds required to acquire the Notes will be an issue of senior subordinated notes and a new senior secured credit facility.

The tender offer will expire at midnight, New York City time, on February 2, 2005, unless extended or earlier terminated. The total consideration to be paid to holders that tender their notes and deliver their consents prior to 5:00 p.m., New York City time, on January 19, 2005, will be equal to $1,053.13 per $1,000 principal amount of the notes, which includes a consent payment of $30.00 per $1,000 principal amount. Holders that tender their notes after 5:00 p.m., New York City time, on January 19, 2005, and prior to the expiration of the tender offer will receive $1,023.13 per $1,000 principal amount of the notes. The consents being solicited will eliminate substantially all of the covenants and certain events of default in the indenture governing the notes. After the acquisition of United Industries is completed, Rayovac intends to redeem all of the notes which are not tendered pursuant to the tender offer.

Information regarding the pricing, tender and delivery procedures and conditions of the tender offer and consent solicitation is contained in the Offer to Purchase and Consent Solicitation dated January 5, 2005, and related documents. Copies of these documents can be obtained by contacting D.F. King & Co., Inc., the information agent for the tender offer and consent solicitation at 800-290-6427 (U.S. toll free) or 212-269-5550 (collect). Banc of America Securities LLC is the exclusive dealer manager and solicitation agent for the tender offer and consent solicitation. Additional information concerning the terms and conditions of the tender offer and consent solicitation may be obtained by contacting Banc of America Securities LLC at 888-292-0070 (U.S. toll free) or 704-388-9217 (collect).

About Rayovac:
-------------

Rayovac is a global consumer products company and one of the largest battery, shaving and grooming, and lighting companies in the world. Through a diverse and growing portfolio of world-class brands - including Rayovac, Varta and Remington - Rayovac holds leading market positions in a number of major product categories. The company's products are sold by 19 of the world's top 20 retailers, and are available in over one million stores in 120 countries around the world. Headquartered in Atlanta, Georgia, Rayovac generates approximately $1.5 billion in annual revenues and has 6,500 employees worldwide. The company's stock trades on the New York Stock Exchange under the symbol ROV.

Certain matters discussed in the news release, with the exception of historical matters, may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of risks, uncertainties and other factors that could cause results to differ materially from those anticipated as of the date of this release. Actual results may differ materially from these statements as a result of (1) our ability to close and finance the contemplated United acquisition as anticipated, (2) our ability to achieve anticipated synergies and efficiencies as a result of this transaction, (3) changes in external competitive market factors, such as introduction of new product features of technological developments, development of new competitors or competitive brands or competitive promotional activity or spending, (4) changes in consumer demand for the various types of products Rayovac and United offer, (5) changes in the general economic conditions where Rayovac and United do business, such as stock market prices, interest rates, currency exchange rates, inflation and raw material costs, (6) our ability to successfully implement manufacturing, distribution and other cost efficiencies and (7) various other factors, including those discussed herein and those set forth in Rayovac's and United's securities filings, including their most recently filed Forms 10Q and Annual Reports on Form 10-K.


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Investor Contact:
----------------
Nancy O'Donnell
VP Investor Relations
770-829-6208
cell 404-992-9001

Media Contact:
-------------
David Doolittle
Ketchum for Rayovac
404-879-9266
cell 404-840-1321